UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2014

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-057839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21301 Burbank Boulevard Woodland Hills, California (Address of principal executive offices)	91367 (Zip Code)

(818) 287-3000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2014, United Online, Inc. (the “Company”) and Neil P. Edwards, the Company’s Executive Vice President and Chief Financial Officer, entered into a Transition and Separation Agreement and a Consulting Agreement.  Pursuant to the terms of these agreements, Mr. Edwards’ employment with the Company will terminate effective as of March 7, 2014 or, if later, the day after the date on which the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 is filed (the “Effective Date”) and he will resign from all of his positions with the Company, including as an officer of the Company.  Thereafter, he will commence a period of service as a consultant to the Company, which will continue through the date which is two (2) months following the Effective Date.  As a consultant, Mr. Edwards will provide advice and assistance as to general transitional matters relating to the areas in which he provided services while he was an employee of the Company.  As compensation for such consulting services, he will be paid an aggregate amount equal to two (2) months of his annual base salary.  Pursuant to the Transition and Separation Agreement, Mr. Edwards will receive (a) a bonus with respect to 2013 equal to the greater of (i) his target bonus for 2013 and (ii) the bonus payable with respect to 2013 based on actual performance; and (b) subject to the execution and non-revocation of a customary release, (i) a severance payment equal to ten (10) months of his annual base salary and (ii) vesting of the restricted stock unit awards which would have vested on February 15, 2015 and February 15, 2016.  Mr. Edwards’ vested stock options will remain exercisable until the date which is ninety (90) days following the end of the consulting period.

The foregoing description of the material terms of the Transition and Separation Agreement and the Consulting Agreement does not purport to be a complete description of such agreements and is qualified in its entirety by reference to the Transition and Separation Agreement and the Consulting Agreement, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 28, 2014

UNITED ONLINE, INC.

By:	/s/ Francis Lobo
Francis Lobo
President and Chief Executive Officer

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